Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2024 Results;
Reaffirms Full-Year 2025 Guidance

•Revenue of $3,958 million for the fourth quarter, $15,405 million for the full year
•GAAP Net Income of $437 million for the fourth quarter, $1,373 million for the full year
•Adjusted EBITDA of $996 million for the fourth quarter, $3,684 million for the full year
•GAAP Diluted Earnings per Share of $2.42 for the fourth quarter, $7.49 for the full year
•Adjusted Diluted Earnings per Share of $3.12 for the fourth quarter, $11.13 for the full year
•R&D Solutions quarterly bookings of over $2.5 billion, representing a book-to-bill ratio of 1.20x
•R&D Solutions contracted backlog of $31.1 billion, up 5.5 percent year-over-year at constant currency
•TAS Revenue of $1,658 million for the fourth quarter, up 9.5 percent compared to the fourth quarter of 2023, $6,160 million for the full year, up 5.7 percent year-over-year, both at constant currency
•Operating Cash Flow of $885 million, bringing full-year Operating Cash Flow to $2,716 million, up 26 percent year-over-year
•Free Cash Flow of $721 million, bringing full-year Free Cash Flow to $2,114 million, up 41 percent year-over-year
•Reaffirms 2025 outlook of revenue growth at constant currency ex-COVID of 4 to 7 percent, Adjusted EBITDA margin expansion of up to 20 basis points and Adjusted Diluted Earnings per Share growth of 5 to 9 percent
•Full-year 2025 Revenue guidance of $15,725 million to $16,125 million, Adjusted EBITDA of $3,765 million to $3,885 million and Adjusted Diluted Earnings per Share of $11.70 to $12.10

RESEARCH TRIANGLE PARK, N.C. February 6, 2025 – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries, today reported financial results for the quarter ended December 31, 2024.

"IQVIA delivered excellent fourth quarter performance, closing out a strong 2024," said Ari Bousbib, chairman and CEO of IQVIA. "R&DS revenue was on target and bookings exceeded our expectations despite the choppy CRO market environment. TAS revenue was above target and momentum continues to build into 2025. For the full year, we delivered margin expansion, high single-digit growth in Adjusted EPS, and outstanding free cash flow; we also repurchased $1.35 billion dollars of our shares while lowering our net leverage ratio year-over-year. We are reaffirming the 2025 guidance we provided at our December Investor Day."

Fourth-Quarter 2024 Operating Results
Revenue for the fourth quarter of $3,958 million increased 2.3 percent on a reported basis and 3.0 percent at constant currency, compared to the fourth quarter of 2023. Technology & Analytics Solutions (TAS) revenue of $1,658 million grew 8.3 percent on a reported basis and 9.5 percent at constant currency. Research & Development Solutions (R&DS) revenue of $2,123 million decreased 1.3 percent on a reported basis and 1.0 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 2.5 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $177 million decreased 4.8 percent on a reported basis and 3.2 percent at constant currency.

As of December 31, 2024, R&DS contracted backlog, including reimbursed expenses, was $31.1 billion, growing 4.4 percent year-over-year and 5.5 percent at constant currency. The company expects approximately $7.9 billion of this backlog to convert to revenue in the next twelve months. The fourth-quarter book-to-bill ratio was 1.20x, resulting in a trailing-twelve-month book-to-bill ratio of 1.19x.

Fourth-quarter GAAP Net Income was $437 million, down 6.8 percent year-over-year, and GAAP Diluted Earnings per Share was $2.42, declining 4.7 percent year-over-year. Adjusted Net Income was $564 million, up 7.8 percent year-over-year, and Adjusted Diluted Earnings per Share was $3.12, up 9.9 percent year-over-year. Adjusted EBITDA was $996 million, increasing 3.1 percent year-over-year.

Full-Year 2024 Operating Results
Revenue of $15,405 million for the full year of 2024 grew 2.8 percent on a reported basis and 3.4 percent at constant currency, compared to 2023. TAS revenue was $6,160 million, up 5.1 percent on a reported basis and 5.7 percent at constant currency. R&DS revenue was $8,527 million, up 1.6 percent on a reported basis and 2.0 percent at constant currency. CSMS revenue was $718 million, down 1.2 percent on a reported basis and up 1.4 percent at constant currency.

For the full year of 2024, GAAP Net Income was $1,373 million, up 1.1 percent year-over-year, and GAAP Diluted Earnings per Share was $7.49, up 2.7 percent year-over-year. Adjusted Net Income was $2,042 million, increasing 7.4 percent year-over-year, and Adjusted Diluted Earnings per Share was $11.13, up 9.1 percent year-over-year. Adjusted EBITDA for the full year of 2024 was $3,684 million, up 3.2 percent year-over-year.

Financial Position
As of December 31, 2024, cash and cash equivalents were $1,702 million and debt was $13,983 million, resulting in net debt of $12,281 million, and IQVIA’s Net Leverage Ratio was 3.33x trailing twelve-month Adjusted EBITDA. For the fourth quarter of 2024, Operating Cash Flow was $885 million and Free Cash Flow was $721 million. For the full year of 2024, Operating Cash Flow was $2,716 million and Free Cash Flow was $2,114 million, growing 26 percent and 41 percent year-over-year, respectively.

Share Repurchase
During the fourth quarter of 2024, the company repurchased $1,150 million of its common stock, resulting in full-year share repurchases of $1,350 million. IQVIA had $1,013 million of share repurchase authorization remaining as of December 31, 2024. On February 5, 2025, the IQVIA board of directors increased the share repurchase authorization by $2,000 million dollars, bringing the total remaining authorization to $3,013 million.

Full-Year 2025 Guidance
The company reaffirms its 2025 outlook of revenue growth at constant currency ex-COVID of 4 to 7 percent, Adjusted EBITDA margin expansion of up to 20 basis points and Adjusted Diluted Earnings per Share growth of 5 to 9 percent. These expectations result in full-year revenue guidance of $15,725 million to $16,125 million, Adjusted EBITDA of $3,765 million to $3,885 million, and Adjusted Diluted Earnings per Share of $11.70 to $12.10.

This revenue guidance assumes just over $100 million of COVID-related revenue step-down, entirely in R&DS, approximately 150 basis points of headwind from foreign exchange, and 100-150 basis points of contribution from acquisitions.

All financial guidance assumes foreign currency exchange rates as of February 5, 2025 remain in effect for the forecast period.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2024 results and first-quarter and full-year 2025 guidance. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries. IQVIA’s portfolio of solutions are powered by IQVIA Connected Intelligence™ to deliver actionable insights and services built on high-quality health data, Healthcare-grade AI™, advanced analytics, the latest technologies and extensive domain expertise. IQVIA is committed to using AI responsibly, ensuring that its AI-powered capabilities are grounded in privacy, regulatory compliance, and patient safety. With approximately 88,000 employees in over 100 countries, including experts in healthcare, life sciences, data science, technology and operational excellence, IQVIA is dedicated to accelerating the development and commercialization of innovative medical treatments to help improve patient outcomes and population health worldwide.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year 2025 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak, including any variants, and the public health policy responses to the outbreak, and international conflicts or other disruptions outside of our control; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or future changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the number or scope of indications for medicines and treatments or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions, inflation, and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to our business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
This release includes information based on financial measures that are not recognized under generally accepted accounting principles in the United States ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio, Net Leverage Ratio and Free Cash Flow. Non-GAAP financial measures are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements, trademarks and trade names from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

The non-GAAP financial measures are not presented in accordance with GAAP. Please refer to the schedules attached to this release for reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures. Our full-year 2025 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. For the same reasons, the company is unable to address the probable significance of the unavailable information. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

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Table 1
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Revenues	$3,958	$3,868	$15,405	$14,984
Cost of revenues, exclusive of depreciation and amortization	2,580	2,478	10,030	9,745
Selling, general and administrative expenses	453	556	1,992	2,053
Depreciation and amortization	303	316	1,114	1,125
Restructuring costs	(4)	17	67	84
Income from operations	626	501	2,202	1,977
Interest income	(11)	(12)	(47)	(36)
Interest expense	171	181	670	672
Loss on extinguishment of debt	—	6	—	6
Other income, net	(78)	(47)	(90)	(124)
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	544	373	1,669	1,459
Income tax expense (benefit)	112	(102)	301	101
Income before equity in earnings (losses) of unconsolidated affiliates	432	475	1,368	1,358
Equity in earnings (losses) of unconsolidated affiliates	5	(6)	5	—
Net income	$437	$469	$1,373	$1,358
Earnings per share attributable to common stockholders:
Basic	$2.44	$2.58	$7.57	$7.39
Diluted	$2.42	$2.54	$7.49	$7.29
Weighted average common shares outstanding:
Basic	178.9	181.9	181.3	183.8
Diluted	180.8	184.3	183.4	186.3

Table 2
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

	December 31,
(in millions, except per share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,702	$1,376
Trade accounts receivable and unbilled services, net	3,204	3,381
Prepaid expenses	154	141
Income taxes receivable	36	32
Investments in debt, equity and other securities	141	120
Other current assets and receivables	592	546
Total current assets	5,829	5,596
Property and equipment, net	535	523
Operating lease right-of-use assets	238	296
Investments in debt, equity and other securities	108	105
Investments in unconsolidated affiliates	266	134
Goodwill	14,710	14,567
Other identifiable intangibles, net	4,499	4,839
Deferred income taxes	194	166
Deposits and other assets, net	520	455
Total assets	$26,899	$26,681
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,684	$3,564
Unearned income	1,779	1,799
Income taxes payable	156	116
Current portion of long-term debt	1,145	718
Other current liabilities	193	294
Total current liabilities	6,957	6,491
Long-term debt, less current portion	12,838	12,955
Deferred income taxes	196	202
Operating lease liabilities	173	223
Other liabilities	668	698
Total liabilities	20,832	20,569
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized as of December 31, 2024 and 2023, $0.01 par value, 258.2 shares issued and 176.1 shares outstanding as of December 31, 2024; 257.2 shares issued and 181.5 shares outstanding as of December 31, 2023	11,143	11,028
Retained earnings	6,065	4,692
Treasury stock, at cost, 82.1 and 75.7 shares as of December 31, 2024 and 2023, respectively	(10,103)	(8,741)
Accumulated other comprehensive loss	(1,038)	(867)
Total stockholders’ equity	6,067	6,112
Total liabilities and stockholders’ equity	$26,899	$26,681

Table 3
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year Ended December 31,
(in millions)	2024	2023
Operating activities:
Net income	$1,373	$1,358
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,114	1,125
Amortization of debt issuance costs and discount	21	18
Stock-based compensation	206	217
Earnings from unconsolidated affiliates	(5)	—
Gain on investments, net	(22)	(20)
Benefit from deferred income taxes	(129)	(269)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	182	(388)
Prepaid expenses and other assets	7	34
Accounts payable and accrued expenses	115	267
Unearned income	9	(29)
Income taxes payable and other liabilities	(155)	(164)
Net cash provided by operating activities	2,716	2,149
Investing activities:
Acquisition of property, equipment and software	(602)	(649)
Acquisition of businesses, net of cash acquired	(735)	(876)
Purchases of marketable securities, net	—	(6)
Investments in unconsolidated affiliates, net of payments received	(132)	(39)
Investments in debt and equity securities	(2)	(38)
Proceeds from sale of property, equipment and software	25	—
Other	2	5
Net cash used in investing activities	(1,444)	(1,603)
Financing activities:
Proceeds from issuance of debt	—	4,000
Payment of debt issuance costs	(1)	(50)
Repayment of debt and principal payments on finance leases	(172)	(2,873)
Proceeds from revolving credit facility	1,685	2,384
Repayment of revolving credit facility	(960)	(2,709)
Payments related to employee stock option plans	(64)	(61)
Repurchase of common stock	(1,350)	(992)
Contingent consideration and deferred purchase price payments	(16)	(81)
Net cash used in financing activities	(878)	(382)
Effect of foreign currency exchange rate changes on cash	(68)	(4)
Increase in cash and cash equivalents	326	160
Cash and cash equivalents at beginning of period	1,376	1,216
Cash and cash equivalents at end of period	$1,702	$1,376

Table 4
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2024	2023	2024	2023
Net Income	$437	$469	$1,373	$1,358
Provision for (benefit from) income taxes (1)	112	(102)	301	101
Depreciation and amortization	303	316	1,114	1,125
Interest expense, net	160	169	623	636
(Income) loss in unconsolidated affiliates	(5)	6	(5)	—
Stock-based compensation	48	45	206	217
Other income, net (2)	(74)	(40)	(63)	(132)
Loss on extinguishment of debt	—	6	—	6
Restructuring and related expenses (3)	7	24	106	126
Acquisition related expenses	8	73	29	132
Adjusted EBITDA	$996	$966	$3,684	$3,569

(1)     Three and Twelve months ended December 31, 2023 include a $125M tax benefit due to an internal legal entity restructuring.
(2)     Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(3)    Reflects restructuring costs as well as accelerated expenses related to lease exits.

Table 5
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Net Income	$437	$469	$1,373	$1,358
Provision for (benefit from) income taxes (1)	112	(102)	301	101
Purchase accounting amortization (2)	138	149	539	560
(Income) loss in unconsolidated affiliates	(5)	6	(5)	—
Stock-based compensation	48	45	206	217
Other income, net (3)	(74)	(40)	(63)	(132)
Loss on extinguishment of debt	—	6	—	6
Restructuring and related expenses (4)	25	34	124	136
Acquisition related expenses	8	73	29	132
Adjusted Pre Tax Income	$689	$640	$2,504	$2,378
Adjusted tax expense	(125)	(117)	(462)	(477)
Adjusted Net Income	$564	$523	$2,042	$1,901

Adjusted earnings per share attributable to common stockholders:
Basic	$3.15	$2.88	$11.26	$10.34
Diluted	$3.12	$2.84	$11.13	$10.20
Weighted average common shares outstanding:
Basic	178.9	181.9	181.3	183.8
Diluted	180.8	184.3	183.4	186.3

(1)    Three and Twelve months ended December 31, 2023 include a $125M tax benefit due to an internal legal entity restructuring; the benefit is excluded from Adjusted tax expense.
(2)    Reflects all the amortization of acquired intangible assets.
(3)     Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(4)    Reflects restructuring costs as well as accelerated expenses related to lease exits and asset abandonments.

Table 6
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION
(preliminary and unaudited)

(in millions)	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2024
Net Cash provided by Operating Activities	$885	$2,716
Acquisition of property, equipment and software	(164)	(602)
Free Cash Flow	$721	$2,114

Table 7
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF DECEMBER 31, 2024
(preliminary and unaudited)

(in millions)
Gross Debt, net of Unamortized Discount and Debt Issuance Costs, as of December 31, 2024	$13,983
Net Debt as of December 31, 2024	$12,281
Adjusted EBITDA for the twelve months ended December 31, 2024	$3,684
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	3.80x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	3.33x

Contacts:

Kerri Joseph, IQVIA Investor Relations (kerri.joseph@iqvia.com)
+1.973.541.3558